UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2008
LIFEPOINT HOSPITALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-51251 (Commission File Number)	20-1538254 (IRS Employer Identification No.)

103 Powell Court, Suite 200
Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)
(615) 372-8500
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(1) Amendment and Restatement of Change in Control Severance Plan
     On December 10, 2008, the Board of Directors (the “Board”) of LifePoint Hospitals, Inc. (the “Company”) approved and adopted an amendment and restatement of the LifePoint Hospitals, Inc. Change in Control Severance Plan (as amended and restated, the “Plan”). The Plan, which provides certain severance benefits to participants upon the event of a change in control or potential change in control (on and subject to the terms set forth therein), was initially adopted on June 1, 2002, and was earlier amended and restated on May 9, 2006, is attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.
     The Plan was amended to bring the Plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations and other guidance promulgated thereunder, and to make other miscellaneous clarifications to the Plan language. In addition, the Plan also incorporates the following key amendment:
•	Limitation of Discretion. The definitions of “Administrator” or “Plan Administrator” are revised, as are the sections of the Plan setting forth the authority of such Administrator or Plan Administrator in order to limit in a customary manner the discretion of the Administrator or Plan Administrator in the event of a Change in Control or Potential Change in Control (as defined in the Plan).
     The amount of the severance benefits payable upon the event of a change in control was not changed. Such amount is based upon an employee’s position with the Company which is described in one of two tiers. Employees in the first tier will receive a cash payment equal to 300% of their annual base salary and target bonus, plus continuation of benefits under the Company’s medical, life disability and similar benefit plans for a period of 12 months following termination. Employees in the second tier will receive a cash payment equal to 150% of their annual base salary and target bonus, plus continuation of benefits under the Company’s medical, life, disability and similar benefit plans for a period of six months following termination. Additional payments are made to indemnify eligible employees for any excise taxes that are imposed under section 4999 of the Internal Revenue Code upon any payments received (whether received under the Plan or otherwise).
     Executive officers, including the principal executive officer, the principal financial officer and the named executive officers, who are all employees in the first tier, are eligible to participate in the Plan.
     The description of the Plan set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the Plan as attached to this Current Report on Form 8-K as Exhibit 10.1.

(2) Amended and Restated Executive Severance and Restrictive Covenant Agreement
     On December 11, 2008, LifePoint CSGP, LLC, a wholly-owned subsidiary of the Company (“LifePoint CSGP”), entered into an Amended and Restated Executive Severance and Restrictive Covenant Agreement (as amended and restated, the “Severance Agreement”) with William F. Carpenter III, the Company’s President and Chief Executive Officer. The Severance Agreement was initially entered into on December 11, 2006.
     The Severance Agreement was amended to bring it into compliance with Section 409A, and the regulations and other guidance promulgated thereunder, and to make other miscellaneous clarifications to certain language in the Severance Agreement.
     The Severance Agreement, which specifies the respective rights and obligations of LifePoint CSGP and Mr. Carpenter in the event that Mr. Carpenter is terminated by LifePoint CSGP (other than pursuant to a change in control), is attached to this Current Report on Form 8-K as Exhibit 10.2, which is incorporated herein by reference. Pursuant to the Severance Agreement, Mr. Carpenter receives compensation in an amount determined by the Board or a committee thereof. The Severance Agreement imposes certain obligations on LifePoint CSGP upon the termination of Mr. Carpenter’s employment, including, under certain circumstances, the continuation of certain benefits for a period of 24 months and the payment of severance. Any severance received by Mr. Carpenter would be conditioned upon Mr. Carpenter’s release of all claims against LifePoint CSGP and would be paid in an amount equal to his then current base salary for a period of 24 months following the date of termination of his employment, plus an amount equal to two times Mr. Carpenter’s bonus earned for the prior fiscal year.
     The description of the Severance Agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the Severance Agreement as attached to this Current Report on Form 8-K as Exhibit 10.2.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	LifePoint Hospitals, Inc. Change in Control Severance Plan, as amended and restated as of December 10, 2008.

10.2	Amended and Restated Executive Severance and Restrictive Covenant Agreement, dated as of December 11, 2008 by and between LifePoint CSGP, LLC and William F. Carpenter III.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HOSPITALS, INC.
By:	/s/ Paul D. Gilbert
	Name:	Paul D. Gilbert
	Title:	Executive Vice President and Chief Legal Officer

Date: December 16, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1	LifePoint Hospitals, Inc. Change in Control Severance Plan, as amended and restated as of December 10, 2008.

10.2	Amended and Restated Executive Severance and Restrictive Covenant Agreement, dated as of December 11, 2008 by and between LifePoint CSGP, LLC and William F. Carpenter III.